Exhibit 99.1
STONE ENERGY CORPORATION
Announces Second Quarter 2011 Results
LAFAYETTE, LA. August 2, 2011
Stone Energy Corporation (NYSE: SGY) today announced financial and operational results for the second quarter of 2011. Some of the highlights include:
•	Net daily production for the second quarter of 2011 averaged 37.8 MBoe (227 MMcfe) per day, which was slightly above the upper end of our second quarter guidance of 213-225 MMcfe per day. Average daily production for the third quarter of 2011 is expected to be 34.1-37.5 MBoe per day (205-225 MMcfe per day) with a gas/oil split of approximately 53%/47%.

•	A Deep Gas discovery at LaPosada (La Cantera) was announced, with additional targets still to be tested. Continued drilling at the Lighthouse Bayou prospect with results expected over the next few months.

•	In Appalachia, drilling efficiencies are projected to increase the wells drilled this year to 21-24 wells, while construction on the third-party pipeline is on schedule with production from the Mary area in West Virginia expected to be on line during the fourth quarter.

•	Cane Creek well results at Hatch Point continue to be reviewed.

•	A positive pricing differential for Louisiana Sweet Crudes to West Texas Intermediate pricing provided incremental margins of over $10 per barrel during the second quarter, which is expected to continue into the third quarter.
President and Chief Executive Officer David Welch stated, “We are excited about our Deep Gas discovery at LaPosada and are also looking forward to results from the ultra-Deep Gas Lighthouse Bayou prospect over the next few months. Production from LaPosada is expected by early next year. Over the next few months, we would also expect to see incremental Marcellus production as pipeline connections are completed. Production from the subsea tie-back at Pyrenees remains on schedule to commence by early 2012. We are continuing to review and evaluate Cane Creek well information at our Hatch Point field in the Paradox Basin and expect to have a plan-forward by year-end. Finally, our GOM shelf development program continues to provide steady production this year, generating significant free cash flow to help fund our various growth initiatives.”
Financial Results
For the second quarter of 2011, Stone reported net income of $57.2 million, or $1.17 per share, on oil and gas revenue of $231.9 million, compared to net income of $27.9 million, or $0.57 per share, on oil and gas revenue of $164.0 million in the second quarter of 2010. Discretionary cash flow totaled $172.5 million during the second quarter of 2011, as compared to $116.4 million during the second quarter of 2010. Please see “Non-GAAP Financial Measures” and the accompanying financial statements for a reconciliation of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities.
Net daily production during the second quarter of 2011 averaged 37.8 thousand barrels of oil equivalent (MBoe) per day (227 million cubic feet of gas equivalent (MMcfe) per day), compared with net daily production of 35.7 MBoe (214 MMcfe) per day in the first quarter of 2011, and net daily production of 36.1 MBoe (217 MMcfe) per day in the second quarter of 2010. The gas/oil split for the second quarter of 2011 was approximately 51%/49%.
Prices realized during the second quarter of 2011 averaged $105.19 per barrel of oil and $5.32 per Mcf of natural gas, as compared to the second quarter of 2010 average realized prices of $72.14 per barrel and $5.46 per Mcf. Effective hedging transactions increased the average realized price of natural gas by $0.36 per Mcf in the second quarter of 2011, compared to $0.95 per Mcf in the second quarter of 2010. Effective hedging transactions decreased the average realized price of oil by $8.60 per barrel in the second quarter of 2011, compared to $4.02 per barrel in the second quarter of 2010.

Lease operating expenses during the second quarter of 2011 totaled $46.7 million ($13.60 per Boe or $2.27 per Mcfe), compared to $36.9 million ($11.22 per Boe or $1.87 per Mcfe), in the second quarter of 2010.
Depreciation, depletion and amortization (DD&A) on oil and gas properties for the second quarter of 2011 totaled $71.8 million ($20.89 per Boe or $3.48 per Mcfe), compared to $62.3 million ($18.94 per Boe or $3.16 per Mcfe), in the second quarter of 2010.
Salaries, general and administrative (SG&A) expenses (excluding incentive compensation expense) for the second quarter of 2011 were $10.6 million ($3.09 per Boe or $0.51 per Mcfe), compared to $10.0 million ($3.03 per Boe or $0.51 per Mcfe), in the second quarter of 2010.
Capital expenditures before capitalized SG&A and interest during the second quarter of 2011 were approximately $100.6 million, which includes $14.5 million of plugging and abandonment expenditures. Additionally, $5.7 million of SG&A expenses and $10.8 million of interest were capitalized during the quarter.
As of June 30, 2011, we had no outstanding borrowings under our bank credit facility and letters of credit totaling $61.1 million had been issued pursuant to the facility.
Business Strategy and Operational Update
Our business strategy is to leverage cash flow generated from existing assets to maintain relatively stable GOM shelf production, profitably grow gas reserves and production in price-advantaged basins such as Appalachia and the Gulf Coast Basin, and profitably grow oil reserves and production in material impact areas such as the deep water GOM and the Rocky Mountain region.
LaPosada/La Cantera Prospect (Deep Gas). As was previously disclosed, the LaPosada well reached a depth of 18,550 feet and logged over 170 feet of highly resistive sand within the primary Cris R Massive objective. As a result of stuck pipe, the operator was initially only able to obtain porosity information in the upper portion of the logged sands which confirmed 37 feet of net commercial pay. Subsequently, the well was successfully sidetracked and porosity information confirmed the entire sand package as net commercial pay. The well continues to drill to test deeper objectives with a proposed vertical depth of 19,300 feet. Stone expects the well to be on production by early 2012 and has an approximately 33% working interest in the prospect.
Lighthouse Bayou Deep Prospect (Ultra Deep Gas). The Lighthouse Bayou prospect was spudded in December 2010 and results are expected later this year. The prospect test well, located in Cameron Parish, is permitted to drill up to 25,000 feet and targets deep sands equivalent in age to recent offshore discoveries. The well is currently at a depth of approximately 20,000 feet. Stone holds a 25% working interest in the prospect.
South Erath (Deep Gas). As previously disclosed, the South Erath discovery well encountered two pay zones totaling more than 50 feet of net pay, with first production expected in the fourth quarter. Stone holds a 14% working interest in South Erath.
Garden Banks 293 — Pyrenees (Deepwater). Subsea and topside procurement, fabrication and permitting have progressed with the installation of both the flow-line and umbilical targeted for late third quarter 2011. Topside installation of production equipment at the platform at Garden Banks 72 is anticipated to begin in late September and production is expected by early 2012. Stone holds a 30% working interest in the project.
Mississippi Canyon Block 109 — Amberjack Field (Conventional Shelf). Elrond, the fifth well in the current drilling program at Amberjack, was brought on line in May at approximately 600 Boe per day and Legolas, the sixth well, encountered 80 feet of net oil pay and came on line in late July at over 500 Boe per day. The final well of this program, Frost Up, is currently drilling and the rig is expected to be released in September. Stone has a 100% working interest in the Amberjack field.

Main Pass 315 — Pinto (Conventional Shelf). Pinto was drilled to a total depth of 7,830 feet and logged 18 net feet of oil. The well is being completed as a subsea tie-back to Apache’s Main Pass Block 310 platform with first production estimated for the second quarter of 2012. Stone has a 20% working interest in this project. Apache is the operator.
Appalachian Basin (Marcellus Shale Play) - Due to improved drilling efficiencies, we now expect to drill 21-24 horizontal wells utilizing one horizontal rig and one top-hole rig in 2011, and expect to frac 16-20 wells. Current net production from the Heather/Buddy area in West Virginia is approximately 13 MMcf per day. After the installation of a Stone operated pipeline, production from the Katie area in northeast Pennsylvania commenced this past weekend from one vertical and two horizontal wells and volumes are expected to incline over the next couple of weeks. Finally, the third-party Caiman pipeline installation in West Virginia remains on schedule with volumes from 6 to 10 wells in the Mary area projected to be online in the fourth quarter.
Hatch Point Field — Cane Creek formation (Rocky Mountain Region). We continue to review and evaluate the well results for our three wells to determine the potential commerciality for a development program. Stone has approximately a 75% working interest in this 40,000 acre project (30,000 net) and is the operator.
Eagle Ford shale — Moczygemba #1H. Stone holds a non-operated 42.5% working interest in this horizontal well which is flowing approximately 300 Boe per day, after producing at a rate of over 800 Boe per day. Stone has an approximate 1,600 net acres in this play and expects to participate in another well before yearend.
2011 Guidance
Guidance for the third quarter and full year 2011 is shown in the table below. The guidance is subject to all the cautionary statements and limitations described below and under the caption “Forward Looking Statements”.

	Third Quarter	Full Year
Production — MBoe per day	34.1 — 37.5	34.1 — 37.5
(MMcfe per day)	(205 — 225)	(205 — 225)

Lease operating expenses (in millions)	—	$170 — $180

Salaries, General & Administrative expenses (in millions) (excluding incentive compensation)	—	$45 — $48

Depreciation, Depletion & Amortization (per Mcfe)	—	$3.20 — $3.45

Corporate Tax Rate (%)	—	36% — 37%

Capital Expenditure Budget (in millions)	—	$500
Hedge Position
The following table illustrates our derivative positions for 2011, 2012 and 2013 as of August 2, 2011:

	Fixed-Price Swaps
	Natural Gas		Oil
	Daily		Daily
	Volume	Swap	Volume	Swap
	(MMBtus/d)	Price	(Bbls/d)	Price
2011	10,000*	$4.565	1,000	$70.05
2011	20,000	5.200	1,000	78.20
2011	10,000	6.830	1,000	80.20
2011			1,000	83.00
2011			1,000	83.05
2011			1,000**	85.20
2011			1,000	85.25

	Fixed-Price Swaps
	Natural Gas		Oil
	Daily		Daily
	Volume	Swap	Volume	Swap
	(MMBtus/d)	Price	(Bbls/d)	Price
2011			1,000	89.00
2011			1,000***	97.75
2011			1,000***	104.30

2012	10,000	5.035	1,000	90.30
2012	10,000	5.040	1,000	90.41
2012	10,000	5.050	1,000	90.45
2012			1,000	95.50
2012			1,000	97.60
2012			1,000	100.00
2012			1,000	101.55
2012			1,000	104.25

2013	10,000	5.270	1,000	97.15
2013	10,000	5.320	1,000	101.53
2013			1,000	103.00
2013			1,000	104.50

*	February — December

**	January — June

***	July — December
Other Information
Stone Energy has planned a conference call for 10:00 a.m. Central Time on Wednesday, August 3, 2011 to discuss the operational and financial results for the second quarter of 2011. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a replay will be available immediately following the completion of the call on Stone Energy’s website. The replay will be available for one month.
Non-GAAP Financial Measures
In this press release, we refer to a non-GAAP financial measure we call “discretionary cash flow.” Management believes discretionary cash flow is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. Please see the “Reconciliation of Non-GAAP Financial Measure” for a reconciliation of discretionary cash flow to cash flow provided by operating activities.
Forward Looking Statements
Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.
Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Delays experienced in well permitting could affect the timing of drilling and production. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs, and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rates will be as estimated.
Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Our business strategy is to leverage cash flow generated from existing assets to maintain relatively stable GOM shelf production, profitably grow gas reserves and production in price-advantaged basins such as Appalachia and the Gulf Coast Basin, and profitably grow oil reserves and production in material impact areas such as the deep water GOM and the Rocky Mountain region. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.

STONE ENERGY CORPORATION
SUMMARY STATISTICS
(In thousands, except per share/unit amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
FINANCIAL RESULTS
Net income	$57,196	$27,872	$96,988	$53,290
Net income per share	$1.17	$0.57	$1.98	$1.10

PRODUCTION QUANTITIES
Oil (MBbls)	1,667	1,430	3,283	2,852
Gas (MMcf)	10,614	11,146	20,194	21,744
Oil and gas (MBoe)	3,436	3,288	6,649	6,476
Oil and gas (MMcfe)	20,616	19,726	39,892	38,856

AVERAGE DAILY PRODUCTION
Oil (MBbls)	18	16	18	16
Gas (MMcf)	117	122	112	120
Oil and gas (MBoe)	38	36	37	36
Oil and gas (MMcfe)	227	217	220	215

REVENUE DATA
Oil revenue	$175,357	$103,159	$327,352	$203,724
Gas revenue	56,513	60,823	102,371	124,049

Total oil and gas revenue	$231,870	$163,982	$429,723	$327,773

AVERAGE PRICES
Prior to the cash settlement of effective hedging transactions:
Oil (per Bbl)	$113.79	$76.16	$106.65	$76.38
Gas (per Mcf)	4.96	4.51	4.65	4.96
Oil and gas (per Boe)	70.54	48.40	66.79	50.27
Oil and gas (per Mcfe)	11.76	8.07	11.13	8.38
Including the cash settlement of effective hedging transactions:
Oil (per Bbl)	$105.19	$72.14	$99.71	$71.43
Gas (per Mcf)	5.32	5.46	5.07	5.70
Oil and gas (per Boe)	67.48	49.87	64.63	50.61
Oil and gas (per Mcfe)	11.25	8.31	10.77	8.44

COST DATA
Lease operating expenses	$46,734	$36,883	$85,540	$75,547
Salaries, general and administrative expenses	10,610	9,963	22,343	20,448
DD&A expense on oil and gas properties	71,792	62,282	138,177	121,433

AVERAGE COSTS (per Mcfe)
Lease operating expenses (per Boe)	$13.60	$11.22	$12.87	$11.67
Lease operating expenses (per Mcfe)	2.27	1.87	2.14	1.94
Salaries, general and administrative expenses (per Boe)	3.09	3.03	3.36	3.16
Salaries, general and administrative expenses (per Mcfe)	0.51	0.51	0.56	0.53
DD&A expense on oil and gas properties (per Boe)	20.89	18.94	20.78	18.75
DD&A expense on oil and gas properties (per Mcfe)	3.48	3.16	3.46	3.13

AVERAGE SHARES OUTSTANDING — Diluted	48,006	47,678	47,973	47,657

STONE ENERGY CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Operating revenue:
Oil production	$175,357	$103,159	$327,352	$203,724
Gas production	56,513	60,823	102,371	124,049
Other operational income	864	1,431	1,749	2,687
Derivative income, net	1,398	2,225	—	3,413

Total operating revenue	234,132	167,638	431,472	333,873

Operating expenses:
Lease operating expenses	46,734	36,883	85,540	75,547
Other operational expense	136	2,447	798	2,447
Production taxes	1,801	1,590	4,336	3,244
Depreciation, depletion and amortization	72,646	63,765	140,315	124,418
Accretion expense	7,717	8,462	15,434	16,924
Salaries, general and administrative expenses	10,610	9,963	22,343	20,448
Incentive compensation expense	2,333	421	5,017	1,346
Derivative expenses, net	—	—	782	—

Total operating expenses	141,977	123,531	274,565	244,374

Income from operations	92,155	44,107	156,907	89,499

Other (income) expenses:
Interest expense	1,980	2,540	5,091	6,606
Interest income	(53)	(1,002)	(147)	(1,059)
Other income, net	(563)	—	(1,127)	(776)
Early debt retirement expense	607	—	607	1,820
Other expense, net	69	209	193	489

Total other expenses	2,040	1,747	4,617	7,080

Income before taxes	90,115	42,360	152,290	82,419

Provision (benefit) for income taxes:
Current	(2,362)	(1,392)	(2,362)	(5,264)
Deferred	35,281	15,880	57,664	34,393

Total income taxes	32,919	14,488	55,302	29,129

Net income	$57,196	$27,872	$96,988	$53,290

STONE ENERGY CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net income as reported	$57,196	$27,872	$96,988	$53,290

Reconciling items:
Depreciation, depletion and amortization	72,646	63,765	140,315	124,418
Deferred income tax provision	35,281	15,880	57,664	34,393
Accretion expense	7,717	8,462	15,434	16,924
Stock compensation expense	1,458	1,314	3,138	2,741
Early extinguishment of debt	607	—	607	1,820
Other	(2,384)	(879)	(1,333)	(1,593)

Discretionary cash flow	172,521	116,414	312,813	231,993

Changes in income taxes payable	(2,564)	4,687	(6,245)	(8,813)
Settlement of asset retirement obligations	(14,534)	(9,420)	(33,568)	(19,798)
Other working capital changes	1,794	21,019	(26,468)	6,952

Net cash provided by operating activities	$157,217	$132,700	$246,532	$210,334

STONE ENERGY CORPORATION
CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	June 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$82,021	$106,956
Restricted cash	—	5,500
Accounts receivable	132,127	88,529
Fair value of hedging contracts	11,531	12,955
Current income tax receivable	6,403	—
Deferred tax asset	26,027	27,274
Inventory	5,302	6,465
Other current assets	1,248	768

Total current assets	264,659	248,447

Oil and gas properties, full cost method of accounting:
Proved	5,943,929	5,789,578
Less: accumulated depreciation, depletion and amortization	(4,945,158)	(4,804,949)

Net proved oil and gas properties	998,771	984,629
Unevaluated	510,717	413,180
Other property and equipment, net	10,754	10,722
Fair value of hedging contracts	4,748	—
Other assets, net	24,694	22,112

Total assets	$1,814,343	$1,679,090

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable to vendors	$93,054	$103,208
Undistributed oil and gas proceeds	14,706	10,037
Accrued interest	14,058	14,062
Fair value of hedging contracts	25,384	32,144
Asset retirement obligations	48,590	42,300
Current income tax payable	—	239
Other current liabilities	15,850	16,075

Total current liabilities	211,642	218,065

6 3/4% Senior Subordinated Notes due 2014	200,000	200,000
8 5/8% Senior Notes due 2017	375,000	375,000
Deferred taxes	157,690	99,227
Asset retirement obligations	306,357	331,620
Fair value of hedging contracts	7,887	3,606
Other long-term liabilities	21,482	21,215

Total liabilities	1,280,058	1,248,733

Common stock	480	478
Treasury stock	(860)	(860)
Additional paid-in capital	1,334,800	1,331,500
Accumulated deficit	(789,569)	(886,557)
Accumulated other comprehensive loss	(10,566)	(14,204)

Total stockholders’ equity	534,285	430,357

Total liabilities and stockholders’ equity	$1,814,343	$1,679,090